January 22, 2025

David Burg
Chief Financial Officer
WSFS Financial Corporation
500 Delaware Ave.
Wilmington, Delaware, 19801

       Re: WSFS Financial Corporation
           Form 10-K for Fiscal Year Ended December 31, 2023
           File No. 001-35638
Dear David Burg:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Finance